UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 25, 2005

Date of Report (Date of earliest event reported)

USI Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(Address of principal executive offices)

(914) 749-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 25, 2005, the Board of Directors of USI Holdings Corporation (the “Company”) considered and approved a recommendation of the Compensation Committee to increase the annual retainer compensation for non-employee members of the Company’s Board of Directors. Effective as of the 2005 calendar year, non-employee directors will receive an annual retainer of $30,000 in cash and $30,000 in fully vested Company common stock (2,592 shares based upon the closing price of the Company’s common stock as of December 31, 2004), an increase from $20,000 in cash and 1,400 shares of Company common stock ($18,270 in value based upon the closing price of the Company’s common stock on December 31, 2003), respectively, from the prior year. In addition, the Board of Directors approved an increase in committee meeting fees from $500 to $1,000 per meeting and eliminated the reduced meeting fee formula in the case of telephonic meetings of the Board or any Board committee. The Board also approved an increase to the new director common stock grants. Effective May 25, 2005, new directors will receive an initial grant of $40,000 in Company common stock (3,436 shares based upon the closing price of the Company’s common stock as of May 25, 2005), a change from 2,800 shares of Company common stock from the prior year ($41,720 in value based upon the closing price of the Company’s common stock as of May 25, 2004). The new director stock grant is restricted, which vests 100% after the completion of three years of service. Committee Chair retainers and Board meeting fees will remain unchanged. A summary of the Company’s amended non-employee director compensation, effective as of the 2005 calendar year, is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Summary of Changes to By-Laws

The Company’s shareholders at the Annual Meeting of Shareholders of the Company held on May 25, 2005 approved a proposal to amend and restate the Company’s then existing Amended and Restated Certificate of Incorporation (the “Prior Certificate of Incorporation”). Such proposal was disclosed in the Company’s Proxy Statement dated April 22, 2005.

As a result of the foregoing action, the Board of Directors of the Company approved the amendment and restatement of the Company’s then existing Amended and Restated By-Laws (the “Prior By-Laws”) to make the following types of changes as more fully described below:

•	changing the Company’s name from “U.S.I. Holdings Corporation” to “USI Holdings Corporation”;

•	reflecting changes in the Delaware General Corporation Law (“DGCL”) since the approval of the Prior By-Laws which permit electronic communications;

•	deleting provisions no longer relevant to the Company as a result of its initial public offering in 2002; and

•	moving provisions relating to limitation of liability, indemnification and insurance from the Prior Certificate of Incorporation to the by-laws.

The Amended and Restated Certificate of Incorporation is referred to herein as the “Present Certificate of Incorporation,” and the Amended and Restated By-Laws is referred to herein as the “Present By-Laws. The changes to the Present By-Laws are described in more detail below.

Change of Name from “U.S.I. Holdings Corporation” to “USI Holdings Corporation”

The Present By-Laws reflect the change of the Company’s name from “U.S.I. Holdings Corporation” to “USI Holdings Corporation”, which conforms the appearance of the Company’s formal corporate name to how its name appears in its marketing materials and other materials it disseminates to the public.

Changes to Allow for New Modes of Communication

The Present By-Laws reflect changes for new modes of electronic communication now permitted by the DGCL, such as allowing shareholder meetings to be held by remote communication and election of directors by electronic transmission.

Deletion and Replacement of Provisions No Longer Relevant to the Company as a Result of Its Initial Public Offering

To reflect the completion of the Company’s initial public offering in October 2002, the Present By-Laws remove the phrase “Prior to a Public Offering” and the provisions that follow it, such as the number of members on the Board of Directors and matters requiring supermajority approval by the Board of Directors which provisions are no longer relevant.

In addition, the Present By-Laws delete specific provisions relating to the rights of the Executive Committee (which existed prior to the Company’s initial public offering, but does not presently exist) and a pre-initial public offering restriction on the creation of other committees. The Present By-laws retain the right of the Board of Directors to create an executive committee and authorizes the Board of Directors to create other committees of the Board of Directors as permitted under the DGCL.

Movement of Provisions from the Prior Certificate to the Company’s By-Laws

Provisions relating to limitation of liability of and indemnification and insurance for directors, officers and other persons were moved from the Prior Certificate to the Present By-Laws. No substantive changes in the indemnification obligations of the Company and the rights and limitations of directors, officers or other persons of the Company to be indemnified or insured were made as a result of that move.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

3.1	Amended and Restated Certificate of Incorporation of the Company dated May 26, 2005
3.2	Amended and Restated By-Laws of the Company effective May 26, 2005
10.1	Summary of Compensation for Non-Employee Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2005

USI HOLDINGS CORPORATION

By:	/s/ ERNEST J. NEWBORN, II
Name:	Ernest J. Newborn, II
Title:	Senior Vice President, General Counsel and Secretary